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                                                                     EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                           DISTRICT OF MASSACHUSETTS
                                WESTERN DIVISION

----------------------------
                            )
IN RE:                      )
                            )    Chapter 11
  MICRON SEPARATIONS, INC.  )    Case No. 97-42342-JFQ
                            )
    Debtor-in-Possession.   )
                            )
----------------------------

                   JOINT PLAN OF REORGANIZATION SUBMITTED BY
                   MICRON SEPARATIONS, INC AND OSMONICS, INC.
                              (DECEMBER 15, 1997)

                                  INTRODUCTION

     Micron Separations, Inc. ("MSI"), a New York Corporation ("Debtor"), and Osmonics, Inc. ("Osmonics"), a Minnesota corporation hereby jointly propose the following plan of reorganization (the "Plan"). Capitalized words not specifically defined herein shall have the meaning ascribed to them under the Bankruptcy Code.

     The Plan provides for the cancellation of all existing equity interests of the Debtor and the issuance of capital stock to Osmonics, in consideration of funding by Osmonics of $28,000,000 under the Plan which cannot be funded from the Debtor's cash. Up to $3,200,000 of the Debtor's cash on the Effective Date will also be applied to the payment of claims. In addition to the full payment of claims with interest at 8 1/2% per annum from the Filing Date of all the Debtor's unsecured

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creditors other than Pall Corporation, which will receive a fixed payment and a release pursuant to a certain Settlement Agreement, the Plan provides for substantial payments to holders of the Debtor's equity interests. Osmonics has provided a $2,500,000 stand-by letter of credit to secure its obligations under the Plan.

                            ARTICLE I -  DEFINITIONS

     As used in this Plan, the following capitalized terms shall have the meanings specified below unless the context requires otherwise:

     1.1 Administrative Claims: Allowed Claims under Section 507(a)(1) of the Code, and all fees and charges assessed against the Debtor's estate under chapter 123 of title 28, United States Code.

     1.2 Allowed Claim: A claim which meets both of the following tests: (i) with respect to which a proof of claim was timely filed with the court or which was scheduled in the list of creditors which was filed with the Court by the Debtor and not listed as disputed, contingent, or unliquidated as to amount, and (ii) as to which no objection to allowance thereto has been interposed or any such objection has been withdrawn, overruled, or resolved by a Final Order.

     1.3 Assets: With respect to the Debtor, all of the right,


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title, and interest in and to property of whatsoever type or nature, of the
Debtor as of the Effective Date, together with assets subsequently acquired or leased by such Debtor, and including, but not limited to, property as defined in Section 541 of the Bankruptcy Code (an identified item of property being sometimes referred to as an Asset).

     1.4 Bankruptcy Code:  Title 11 of the United States Code.

     1.5 Bar Date: The deadline determined by the Bankruptcy Court for the filing of Claims. Except as provided herein with respect to Administrative Claims and except for Claims arising from the rejection of leases or executory contracts, all Claims were required to be filed by August 11, 1997, in order to receive any distributions under the Plan.

     1.6 Chapter 11:  Chapter 11 of the Bankruptcy Code.

     1.7 Claim: Any right to payment from the Debtor existing as of the Petition Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; any right to an equitable remedy for breach of performance existing as of the Filing Date, if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or

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unsecured.

     1.8 Committee: The Official Unsecured Creditors' Committee, appointed in this case by the U.S. Trustee.

     1.9 Confirmation Date: The date the Confirmation Order confirming this Plan is entered.

     1.10 Confirmation Order: The written order entered by the Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     1.11 Court: The United States Bankruptcy Court for the District of Massachusetts.

     1.12 Debtor: Micron Separations, Inc., a New York Corporation, the petitioner herein.

     1.13 Disclosure Statement: That document filed in this case by the Debtor pursuant to Section 1125(b) of the Code as it may be amended, modified, and, as approved by the Court, supplemented by the Debtor, and approved by the Court.

     1.14 Disputed Claim Reserve: A segregated account holding the cash for any disputed claims and interest thereon.

     1.15 Effective Date: The first business day following entry of the Court's Confirmation Order for this Plan or such other date as Debtor in its sole discretion shall choose.


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     1.16 Equity Consideration: Debtor's available cash at the Effective Date
(not to exceed $3,200,000), plus the Funded Amount, less any amount paid to fund Allowed Claims (including the Pall settlement) and Administrative Claims (at Confirmation or thereafter), and less any amounts held in the Disputed Claims Reserve and less any amounts held in the Disputed Claims Reserve other than the amounts held for the disputed Kenyon & Kenyon claim, but in no event shall the Equity Consideration be more than $15,200,000.

     1.17 Equity Interest: Any per share equity interest in the Debtor outstanding as of the Effective Date including, without limitation, issued and outstanding shares of the Common Stock, Preferred Stock, and outstanding Options and warrants.

     1.18 Equity Interests Trust: A trust, a copy of the agreement of trust, which is appended to the Plan as Exhibit A for the benefit of Equity Interests to hold and distribute the Equity Consideration and the litigation denominated MSI v. Kenyon & Kenyon, and to represent the interests of its beneficiaries with respect to those assets.

     1.19 Estate: The estate created in this case under Section 541 of the Bankruptcy Code.

     1.20 Existing Common Stock: Debtor's authorized Common Stock, $.01 par value of share.



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     1.21 Filing Date: April 9, 1997.

     1.22 Final Order: An order or judgment of the Court as entered on its docket that has not been reversed, stayed pursuant to Bankruptcy Rule 8005, modified, or amended, and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired, and as to which no notice of appeal, petition for certiorari, or motion for reargument or rehearing was timely filed, or as to which any right to appeal, petition for certiorari or motion for reargument or rehearing has been waived in writing in a manner satisfactory to the Debtor, or if a notice of appeal, petition for certiorari or petition for reargument or rehearing was timely filed, the order or judgment of the Court has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further reargument or rehearing has expired.

     1.23 Finally Determined: The date on which the allowed amount of a Claim is determined by a Final Order.

     1.24 Funded Amount: The $28,000,000 to be paid by Osmonics pursuant to the Plan.

     1.25 General Unsecured Claims: All unsecured pre-chapter 11 Claims (which arose pre-petition or which are deemed by law or

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order of the Court to have arisen pre-petition) which are classified in Class 3.

     1.26 New Common Stock: 1,000 shares of Common Stock of the reorganized Debtor to be issued to Osmonics on the Effective Date.

     1.27 Options: All options, warrants and other rights to purchase shares of existing Common Stock or Preferred Stock from the Debtor, all of which being fully vested as of the date of filing of the Plan for purposes of determining the number of Equity Interests covered thereby.

     1.28 Osmonics: Osmonics, Inc., a Minnesota corporation, with a principal place of business at 5951 Clearwater Drive, Minnetonka, Minnesota.

     1.29 Pall Claims: All claims of Pall Corporation described in that certain Settlement Agreement dated as of November 18, 1997, by and between MSI and Pall Corporation ("Settlement Agreement"), a copy of which is attached hereto as Exhibit B and made a part hereof.

     1.30 Preferred Stock: Debtor's authorized Series A Preferred Stock, $1.00 par value per share.

     1.31 Priority Claim: Any Claim which, if allowed, would be entitled to priority under Section 507(a) of the Code, other


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than an Administrative Claim or a Tax Claim.

     1.32 Proponents: The Debtor and Osmonics.

     1.33 Tax Claims: Claims of any person for the payment of Taxes (a) accorded a priority pursuant to Section 507(a)(1) and (8) of the Bankruptcy Code, but excluding all Claims for post-petition interest and pre-petition and post-petition penalties, all of which interest and penalties shall be (i) deemed disallowed and (ii) discharged on the Confirmation Date, or (b) those secured by valid liens on assets of the Debtor on the Confirmation Date, but excluding all Claims for post-petition interest and pre-petition and post-petition penalties, all of which interest and penalties shall be (i) deemed disallowed and (ii) discharged on the Confirmation Date, and, additionally, all Liens shall be deemed and legally treated as released, voided and discharged on the Confirmation Date.

              ARTICLE II -  CLASSIFICATION OF CLAIMS AND INTERESTS

     2.1 The Claims of the Creditors and the holders Equity Interests are divided into the classes described below:

     Class 1:  Administrative and Priority Claims

     Class 2:  Tax Claims

     Class 3: All Unsecured Claims (excluding the Pall claims), including, but not limited to, all Allowed Claims by persons or


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entities resulting from the Debtor's rejection of any executory contract or unexpired leases.

     Class 4:  Pall Claims.
     Class 5:  All Claims of holders of Equity Interests.

     2.2 Any holder of a Claim or Equity Interest that fails to object in writing to the classifications provided in this Plan by the date set by the Bankruptcy Court for objections to Confirmation to the Plan shall be deemed to have accepted such classifications and be bound thereby.

                     ARTICLE III -  TREATMENT OF CLAIMS AND

                          EQUITY INTERESTS BY CLASSES

     Each Class shall be provided the treatment set forth below.The parties in interest should review both the Plan and the Disclosure Statement to determine their rights. Any discrepancies between the Plan and the Disclosure Statement shall be controlled by the language of the Plan.

      3.1 Class 1 - Administrative and Priority Claims

     a. Operating expenses incurred in the conduct of the business of the Debtor since the Petition Date, to the extent not paid by the Debtor in the ordinary course of business through the Effective Date, shall be paid by the reorganized Debtor as such expenses come due in the ordinary course of business.

     b. Other Administrative Claims, including without limitation professional fees and expenses and expenses of members of the

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Creditors' Committee, shall be paid in cash within ten (10) business days after the later of the (i) the Effective Date or (ii) a Final Order allowing such expenses.


     3.2 Class 2 - Tax Claims

     Each Class 2 Tax Claim shall be paid in full in cash within ten (10) business days after the later of (a) the Effective Date or (b)the date such claim is Finally Determined unless the holder of a Class 3 Claim shall agree in writing with the Debtor to a less favorable treatment.

     3.3 Class 3 - General Unsecured Claims

     In full satisfaction of each Class 3 General Unsecured Claim, the Disbursing Agent shall pay each holder of an allowed general unsecured claim in cash with interest at 8 1/2% per annum from April 9, 1997, within ten (10) business days after the later of (a) the Effective Date or (b) the date such claim is Finally Determined.

     3.4 Class 4 - Pall Claims

     Pall Corporation shall receive the treatment as set forth in the Settlement Agreement, including, without limitation, the payment of $13,500,000 in cash by the Disbursing Agent.

     3.5 Class 5 - Equity Interests

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     (a) Holders of Equity Interests shall receive within ten (10) days of the
Effective Date an amount in cash equal to ninety percent (90%) of the Equity Consideration. Each holder of Equity Interests shall receive with respect to each Equity Interest a Pro-Rata Portion of the Equity Consideration. In the case of an Equity Interest that is a Preferred Stock, it will be treated as if it had been converted to the same number of Common Shares. In the case of an Equity Interest that is an Option, the Equity Holder shall pay the option exercise price separately to the reorganized Debtor, prior to Debtor's payment of the Equity Consideration therefor. "Pro-rata Portion" means the per share number of Equity Interests held by a holder of Equity Interests divided by the total number of Equity Interests held by all holders of Equity Interests. For purposes of determining a holder's Pro-rata Portion, each Option shall be considered fully vested and exercisable notwithstanding anything to the contrary set forth in any written agreement between the Debtor and the holder of the Option (an "Option Agreement") with respect to vesting of such Option.

     (b) On or before the first anniversary of the Effective Date, Osmonics shall pay to the Equity Interests Trust, for distribution to the holders of Equity Interests in accordance with their Pro-rata Portion of said payment, an amount equal to the sum of (i) ten (10%) percent of the Equity Consideration minus (ii) the amount of any Set-off Right (as defined below)

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properly taken by Osmonics plus (iii) interest on the amount paid at the rate of 8 1/2% per annum from the Effective Date to the date of payment.

     (c) Osmonics shall pay to the Equity Interests Trust $100,000 towards the costs and expenses of the MSI v. Kenyon & Kenyon litigation (the "K & K litigation"), which shall be reimbursed first from any recovery in such litigation. The Holders of Equity Interests shall also advance $100,000 to the Equity Interests Trust for the costs and expenses involved in prosecuting the K & K Litigation. Such $100,000 shall be taken from the Equity Consideration and held by the trustee for use in the K & K litigation. Each holder of Equity Interests shall receive its Pro-rata Portion of the net amount of any recovery as a result of the K & K litigation after payment of any costs and expenses involved in the K & K litigation, reimbursement of the $100,000 advance by Osmonics, the fees and expenses of the trustee, and payment or provision for taxes resulting from such recovery.

     (d) (1) Osmonics will have the right to set-off ("Set-off Right") against the unpaid Equity Consideration any actual damages suffered or expenses reasonably incurred by it as a result of any breaches of representations and warranties by Debtor set forth in Exhibit C to this Plan to the extent that such damages and expenses exceed $100,000. Neither the Equity

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Interests Trust nor any holder of an Equity Interest shall have any obligation to return any portion of the Equity Consideration received by the holder or the Equity Interests Trust or any liability to Osmonics and/or reorganized Debtor beyond Osmonics's Set-Off Right in accordance with this section, except for liability arising out of any fraud or intentional misrepresentations by the Debtor.

     (2) Within thirty (30) days after the end of each calendar quarter following the Effective Date, Osmonics shall give the Equity Interests Trustee written notice describing in detail any Set-Off Right that Osmonics intends to exercise and with respect to which a notice has not previously been given. Osmonics agrees that in the event it becomes consciously aware of any claims or conditions that would give rise to a Set-off Right, both the Debtor and Osmonics will act in a commercially reasonable manner (as determined without regard to Osmonics's Set-off Right) in resolving such claims or responding to such conditions.

     (e) Termination of Equity Interests. Upon the Effective Date, all Equity Interests shall automatically be canceled.

     3.6  Disputed Claims Reserve.

     Ten (10) days after the Effective Date, the distributions

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reserved for the holders of disputed claims shall be delivered to the
Disbursing Agent (Debtor's Counsel) but shall be held in a segregated, interest bearing account (the "Disputed Claims Reserve") for the benefit of holders of disputed claims entitled thereto under the Plan. At the option of the reorganized Debtor, any claim not previously settled may be objected by filing a written objection within forty (40) days of the Effective Date.
Any claim not objected to by that time will be deemed allowed. There will be deposited into the Disputed Claims Reserve an amount of cash which would have been distributed on account of the disputed claims if all disputed claims were allowed in the full amount claimed by the holders thereof, plus an amount of interest estimated by the Disbursing Agent as adequate to pay the claim, if allowed in full, plus accrued interest.


                ARTICLE IV -  IDENTIFICATION OF CLASSES IMPAIRED

                                UNDER THIS PLAN

     Claims in Classes 1 and 2 are not impaired under the Plan. Claims in Classes 3 and 4 and Interests in Class 5 are impaired under the Plan.


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                      ARTICLE V -  MEANS FOR EXECUTION AND

                           IMPLEMENTATION OF THE PLAN

     5.1 Osmonics

     (a) Osmonics agrees that by signing the Plan, it will fully support the Plan and, subject to the Confirmation order, it will proceed and carry out all of its obligations under the Plan and each and every one of its and MSI's obligations under the Settlement Agreement.

     (b) Osmonics, at the time the Plan is filed, has delivered to counsel for Debtor its stand-by irrevocable letter of credit payable to Debtor in an amount of $2,500,000 payable upon withdrawal of support for the plan by Osmonics or failure of Osmonics to fulfill its obligations under the Plan, as confirmed.
If Osmonics elects to pay the said $2,500,000, the said Letter of Credit shall be returned to it.

     (c) Osmonics agrees, on and after the Effective Date, to pay to the Disbursing Agent (Debtor's Counsel) all amounts necessary to pay all allowed and disputed Class 1, 2, 3, and 4 Claims (other than the Kenyon & Kenyon disputed claim), including the amounts due to Pall pursuant to the Settlement Agreement, less any deposit paid to date, in any event not to exceed the Funded Amount, and to pay to the Equity Interests Trust on behalf of the Equity Interests in Class 5 an amount equal to ninety

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(90%) percent of the Equity Consideration.  In any event, the aggregate payments by Osmonics under the Plan shall not exceed the Funded Amount.

     5.2 Use of Debtor's Cash

     Debtor's cash (up to a maximum of $3,200,000), on the Effective Date will be surrendered to Disbursing Agent for the payment of Class 1-4 Claims, including the amounts due to Pall pursuant to the Settlement Agreement, but excluding the Kenyon & Kenyon disputed claim and 90% of the Equity Consideration to the Equity Interests Trust.

     5.3 Equity Interests Trust

     On or before Confirmation, the Debtor will seek to appoint Debtor's counsel as the Equity Interests Trustee subject to approval of the Bankruptcy Court. The Equity Interests Trustee shall (a) receive and direct the litigation denominated MSI v. Kenyon & Kenyon, (b) represent the holders of Equity Interests should Osmonics, Inc. hold back or set-off against the 10% Equity Consideration, (c) distribute the net proceeds of the 10% Equity Consideration and the K & K litigation when received, (d) distribute the net proceeds of the ninety (90%) percent Equity Consideration, (e) pay to the Disbursing Agent the amount of the Kenyon & Kenyon claim plus an amount necessary to pay the claim with interest, for deposit in the Disputed Claim Reserve, and (f)

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perform such other duties as the Court may direct.

     5.4 Issuance of Shares to Osmonics. Upon the Effective Date, the New Common Stock shall be issued to Osmonics, which shares shall then be the only outstanding capital stock of reorganized Debtor.

     5.5 Resignations/Elections. Upon the Effective Date, all officers and directors of Debtor immediately prior to the Effective Date shall be deemed to have resigned, and the following officers and directors shall be elected:

     D. Dean Spatz      Director

     L. Lee Runzheimer  Director

     James S. Johnson   Director

     D. Dean Spatz      Chief Executive Officer

     James S. Johnson   President and
                        Chief Operating Officer

     L. Lee Runzheimer  Treasurer

     Ruth Carol Spatz   Secretary


     5.6 Corporate Authority. Upon the Effective Date, any officer of Osmonics or, with Osmonics' approval, of the reorganized Debtor, shall have the authority and power to execute any document and to take any other action on behalf of the reorganized Debtor to otherwise effectuate the provisions of this Plan.

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                 ARTICLE VI -  TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

     6.1 Upon the Effective Date, each of the leases and executory contracts set forth on Exhibit C as specifically approved by Osmonics and attached hereto shall be automatically assumed. If any party to a lease or contract objects to assumption thereof or asserts that a payment must be made as a condition of assumption, such objection and/or assertion must be set forth in writing filed with the Bankruptcy Court by the date set for the filing of objections to Confirmation and served in the same manner as objections to Confirmation.
Cure payments and assurance of future performance shall be the responsibility of Osmonics, Inc..

     6.2 The Debtor reserves the right on behalf of Osmonics to amend Exhibit C at any time prior to the Effective Date, and the listing of any lease or executory contract on Exhibit D shall not constitute an assumption of any such lease or contract prior to the Effective Date. Any party to a lease or contract which is affected by an amendment to Exhibit C shall be provided written notice of such amendment and shall have 30 days after the mailing of such notice to object or make a claim or assertion in connection with such amendment.

     6.3 Every executory contract and unexpired lease which was not rejected or assumed during the Debtor's Chapter 11


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proceedings and is not listed on Exhibit C (in its final form as of the
Effective Date) shall be deemed rejected as of the Effective Date including, without limitation, the agreement dated December 18, 1991, between MSI and Pall Corporation. Any entity with a claim arising from such rejection shall be deemed to hold a Class 3 Claim and shall file a proof of claim within 30 days after the Effective Date or be forever barred from asserting any claim. The Debtor reserves the right to apply to the Bankruptcy Court prior to the Effective Date to assume or reject any executory contract or unexpired lease.

               ARTICLE VII -  ACCEPTANCE OR REJECTION OF THE PLAN

     7.1 Holders of Class 5 Equity Interests and Class 3 and 4 Claims shall be requested to vote to accept or reject this Plan.

     7.2 Class 5 (Equity Interests) shall have accepted the Plan if two-thirds in amount of the Equity Interests who vote on the Plan have accepted the Plan. Holders of record on the Bar Date shall be the holders requested to vote on Class 5 Equity Interests. Class 3 and 4 shall have accepted the Plan if two-thirds in number and a majority in amount of those who actually vote on the Plan have accepted the Plan.

     7.4 In the event that any impaired class shall fail to accept the Plan, the Debtor may request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the


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Bankruptcy Code.

                       ARTICLE VIII -  VESTING OF ASSETS

     8.1 Upon the Effective Date, all of the Debtor's Assets except those Assets that are abandoned or expressly transferred to the Equity Interests Trust shall vest in the reorganized Debtor, free and clear of all claims and interests of any kind. The cause of action against Kenyon & Kenyon shall vest in the Equity Interests Trust.

                ARTICLE IX -  MODIFICATION OR WITHDRAWAL OF PLAN

     9.1 The Plan may be modified in accordance with the provisions of Bankruptcy Code. If all parties adversely affected by any modification consent to such modification, (i) the Disclosure Statement previously submitted in connection herewith shall be deemed adequate to all parties, (ii) no further modifications or additions to such Disclosure Statement shall be required, and
(iii) no further notice shall be given. In addition, after Confirmation, the reorganized Debtor may, subject to approval of the Bankruptcy Court, remedy any defect or omission, reconcile any inconsistencies in the Plan or in the Bankruptcy Court's Order confirming the Plan, and execute and deliver such documents and agreements as may be necessary, in the judgment of the Debtor, to carry out the purpose and intent of the Plan.


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     9.2 If the Plan is not confirmed by February 27, 1998, it shall be deemed to be withdrawn.

                              ARTICLE X -  RELEASE

     Except as otherwise expressly provided in the Joint Plan, on the Effective Date, the reorganized Debtor, the Committee, and all creditors and parties in interest (i) who have held or hold claims, or (ii) who have held or hold Equity Interests, in consideration of the promises and obligations undertaken under the Joint Plan will be deemed to have forever waived, released and discharged all rights or claims, or obligations whether based upon tort, fraud, contract or otherwise, which they heretofore, now or hereafter, possess or may possess against Debtor, its officers, directors, agents, shareholders, and employees.

                    ARTICLE XI -  RETENTION OF JURISDICTION

     The Bankruptcy Court shall retain jurisdiction with respect to the Debtor's case pursuant to the provisions of Chapter 11 of the Bankruptcy Code until all Claims and Equity Interests affected by this Plan are Finally Determined, and with respect to the following matters:

     10.1 To enable the Debtor to commence, prosecute, settle, compromise, abandon or consummate any and all claims of the Debtor against any person or entity, except as

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otherwise provided in the Joint Plan;

     10.2 To adjudicate all controversies concerning the classification of any Claims or Equity Interests;

     10.3 To hear and determine all Claims arising from the rejection of any executory contract or unexpired lease and to consummate the rejection thereof;

     10.4 Except as otherwise provided by the Plan, to adjudicate all Claims to a security or ownership interest in any Properties of the Debtor or in any proceeds thereof.

     10.5 To liquidate damages or estimate Claims in connection with any disputed, contingent or unliquidated Claims;

     10.6 To hear and determine all controversies, suits and disputes that may arise in connection with the interpretation, consummation or performance of this Plan as well as all controversies, suits and disputes that may be pending before the Bankruptcy Court on or before the Confirmation Date.

     10.7  To determine and allow all expenses of

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administration incurred prior to or on the Confirmation Date, including all requests for compensation of fees and expenses by Debtor's counsel, including special counsel and counsel to the Creditor's Committee and, to the extent permitted by applicable law and approved by the Bankruptcy Court, reimbursement of reasonable expenses of members of the Committee;

     10.8  To recover all assets and properties of the Debtor, wherever located.

     10.7 To interpret, construe or enforce the Joint Plan or any order previously entered herein;

     10.8 Except as otherwise provided in the Plan, to hear, determine and enforce any and all causes of action that the Debtor may have brought, or the Debtor may bring, to set aside liens or encumbrances, to recover any transfers, assets or damages to which the estate may be entitled, or to subordinate or disallow, in whole or in part, any Claim herein, under applicable provisions of the Bankruptcy Code and other Federal, State or local law, and to determine allowance of fees and disbursements of counsel in connection therewith;



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     10.9  To insure that the purpose and intent of the Joint Plan are effectuated;

     10.10 To hear and determine all issues with regard to the administration and operation of the Equity Interests Trust.

     10.11 To adjudicate all claims and controversies between Osmonics, Inc. and the Equity Interests Trust.

     10.12 To make such orders as are necessary or appropriate to carry out the provisions and intent of the Joint Plan.

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



                                         MICRON SEPARATIONS, INC.




                                         By: /s/ James [Illegible]
                                             -------------------------
                                              President


                                         OSMONICS, INC.



                                         By: /s/ Dean Spootz
                                             -------------------------
                                              President
Dated: December 15, 1997

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

                               TABLE OF CONTENTS

ARTICLE I -     DEFINITIONS                                               2

ARTICLE II -    CLASSIFICATION OF CLAIMS AND INTERESTS                    9

ARTICLE III -   TREATMENT OF CLAIMS AND  EQUITY INTERESTS BY
                CLASSES                                                   9

ARTICLE IV -    IDENTIFICATION OF CLASSES IMPAIRED UNDER THIS
                PLAN                                                     15

ARTICLE V -     MEANS FOR EXECUTION AND IMPLEMENTATION OF THE
                PLAN                                                     15

ARTICLE VI -    TREATMENT OF EXECUTORY CONTRACTS  AND UNEXPIRED
                LEASES                                                   18

ARTICLE VII -   ACCEPTANCE OR REJECTION OF THE PLAN                      20

ARTICLE VIII -  VESTING OF ASSETS                                        20

ARTICLE IX -    MODIFICATION OR WITHDRAWAL OF PLAN                       21

ARTICLE X -     RELEASE                                                  21

ARTICLE XI -    RETENTION OF JURISDICTION                                22

                           Exhibits to the Joint Plan


Exhibit A:  Equity Interests Trust

Exhibit B:  Settlement Agreement

Exhibit C:  Reps and Warranties

Exhibit D:  Leases and Executory Contracts




                      Exhibits to the Disclosure Statement


Exhibit A:  Liquidation Analysis (done by KPMG)

                   EXHIBIT C TO JOINT PLAN OF REORGANIZATION
In consideration of Osmonics becoming a joint proponent of the Plan, and except as set forth in the Disclosure Statement filed with the Joint Plan or a schedule hereto, the Debtor hereby, represents, warrants and covenants to Osmonics as follows:
     1.1 Corporate Existence and Power. The Debtor is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York, without taking into account the effect of the application of the U.S. Bankruptcy Code, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Debtor is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts and in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Debtor and the Subsidiaries (as defined in Section 1.3), taken as a whole (a "Material Adverse Effect"). The Debtor has heretofore delivered to the Osmonics true and complete copies of the Debtor's articles of incorporation and bylaws (collectively, the "Organizational Documents") as currently in effect.
     1.2 Governmental Authorization. The execution, delivery and performance by the Debtor of this Agreement and the consummation of the Acquisition by the Debtor require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the approval of the U.S. Bankruptcy Court for the Western Division of the District of Massachusetts and possible application of Hart- Scott-Rodino if Debtor's total assets exceed $10,000,000 at the Effective Date.
     1.3         Subsidiaries.
          1.3.1 "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Debtor.
          1.3.2 Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
          1.3.3 Except as set forth on SCHEDULE 1.3, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Debtor, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).
          1.3.4           There are no outstanding:
                          1.3.4.1 Securities (as such term is applied in interpreting the securities laws of the United States) of the Debtor, or any Subsidiary, which are convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary; and

                          1.3.4.2 Options or other rights to acquire from the Debtor or any Subsidiary, and no other obligation of the Debtor or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in Sections 1.3.4.1 and 1.3.4.2 being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Debtor or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
     1.4         Financial Statements.
          1.4.1 Except as set forth on SCHEDULE 1.4, the audited consolidated financial statements for the year ending on October 27, 1996, and each of the immediately two preceding fiscal years of the Debtor (including the notes thereto) and the unaudited financial statements of the Debtor for the period ending on OCTOBER 26, 1997, a true copy of which has been provided to Osmonics (collectively, the "Financial Statements"), were prepared in accordance with the books and records of the Debtor, and fairly present, in conformity with generally accepted accounting principles consistently applied throughout the periods indicated, except as otherwise indicated in the notes to the Financial Statements, except for disclosure of earnings per share and weighted average common and common equivalent share amounts in the statement of income ("GAAP"), the consolidated financial position of the Debtor and the Subsidiaries as of the dates thereof and the results of operations, shareholders' equity and cash flows for the periods then ended subject, in the case of the unaudited balance sheet, for the month ended OCTOBER 26, 1997, to year-end adjustments and items customarily disclosed in notes to financial statements. "Balance Sheet" means the OCTOBER 26, 1997, unaudited balance sheet of the Debtor and the Subsidiaries prepared in accordance with this Section and "Balance Sheet Date" means OCTOBER 26, 1997.
          1.4.2 All account and note receivables reflected on the Balance Sheet and additional receivables thereafter acquired by the Debtor and the Subsidiaries prior to the Effective Date have, except as provided in
SCHEDULE 1.4, arisen in the ordinary course of business.
          1.4.3 All reports filed with the U.S. Bankruptcy Trustee ("Reports to Trustee") are true, correct and complete in all material respects.
     1.5  Financial Status of Debtor.  The Debtor has as of October 26,
1997, and will have as of the moment prior to the date of Confirmation:
          1.5.1 a shareholder's equity of not less than -$37,000, excluding from such calculations (1) all legal and accounting expense incurred in fiscal year 1997 and 1998, up to the date of Confirmation, (2) any increases in reserves for non-collectible accounts receivable from the present reserve of $57,400, such changes not to exceed $13,000 in the aggregate, (3) any increases in the reserve for obsolete, defective or non-saleable inventory from the present reserve of $283,669, due to Pall or other litigation, such changes not to exceed $400,000 in the aggregate, (4) changes in pre-petition claims and interest thereon including, but not limited to, the increase in Pall Corporation's claim arising out of the Settlement and Joint Plan (i.e., $13.5 million v. $10.75 million), such changes not to exceed $2,900,000 in the aggregate; and (5) reduction in the amount of the Company's expected tax refunds, pursuant to the conclusion of the Federal and State tax audits, not to exceed $25,000 in changes.
          1.5.2 average gross profit margins for the preceding twelve
(12) months of not less than fifty percent (50%);

          1.5.3 annualized net sales of not less than $8.8 million based on actual net sales from November 1, 1996 through September 30, 1997; and
          1.5.4 annualized operating income (exclusive of taxes, interest and litigation costs and interest) of not less than $1.4 million for the fiscal year ended October 26, 1997.
     1.6  Disclosure Documents.
          1.6.1 None of the information set forth in the Schedules will, (i) at the time the Plan is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) at any time prior to the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except as may result solely from the operation of the business in the ordinary course or the passage of time which the Debtor and the Subsidiaries shall use its best efforts to disclose to the Osmonics prior to the Effective Date.
     1.7 Absence of Certain Changes. Except for the filing under the U.S. Bankruptcy Code and except as set forth in SCHEDULE 1.7 or the Balance Statement or reflected in the Financial Statements, since December 31, 1996, the Debtor and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been:
                 1.7.1 any material adverse change in the business, assets, condition (financial or otherwise), or results of operations or prospects of the Debtor or any Subsidiary taken as a whole (a "Material
Adverse Change") or, to Debtor's knowledge, any event, occurrence or development of a state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;
                 1.7.2 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Debtor or any Subsidiary, or any repurchase, redemption or other acquisition by the Debtor or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Debtor or any Subsidiary;
                 1.7.3 any incurrence, assumption or guarantee by the Debtor or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business;
                 1.7.4 any creation or assumption by the Debtor or any Subsidiary of any Lien on any asset other than in the ordinary course of business consistent with past practices;
                 1.7.5 any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;
                 1.7.6 any damage, destruction or other casualty loss affecting the Business or the Assets of the Debtor or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Debtor or any Subsidiary;
                 1.7.7 any transaction or commitment made, or any contract or agreement entered into, by the Debtor or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Debtor or any Subsidiary of any contract or other right, other than the Pall Settlement and transactions and commitments in the ordinary course of business consistent with past practices;
                 1.7.8 any change in any method of accounting or accounting practice by the Debtor or any Subsidiary, except for any such change required by reason of a concurrent required change in generally accepted accounting principles as set forth in any note included in the Financial Statements;
                 1.7.9 any (i) grant of any severance or termination pay to any director, officer or employee of the Debtor or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Debtor or any Subsidiary, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of the Debtor or any Subsidiary after October 27, 1996, except as disclosed on SCHEDULE 1.7 or the Disclosure Statement;
                 1.7.10 any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Debtor or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
                 1.7.11 any unaccrued pay for any unused vacation for any employee.
     1.8         Real Property and Leaseholds.
                 1.8.1 There is listed on SCHEDULE 1.8 or in the Disclosure Statement:
                                1.8.1.1     The Debtor owns no Real Property;
                                1.8.1.2     A description of each lease,
                 sublease, or other license, use or occupancy agreement pertaining to any Real Property to which the Debtor or any Subsidiary is a party
                 (collectively, the "Leases"), true and complete copies of which have been provided to the Osmonics; and
                                1.8.1.3     A description of any option or
                 right to purchase or lease any parcel of real property. The Debtor has delivered to Osmonics true, correct and complete copies of the Leases.
                 1.8.2            Except as indicated in SCHEDULE 1.8:
                                1.8.2.1 The Debtor does not own and never has owned any interest in any real property other than a leasehold interest. The Debtor has valid leasehold interests in all of the Real Property. All of the Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any of the Leases any event which with notice or lapse of time or both would constitute a default by the Debtor;
                                1.8.2.2 To the Debtor's knowledge, all of the plants, buildings, structures and other improvements (including, without limitation, all of the electrical, plumbing, heating, HVAC and other building systems located therein) that are situated on the Real Property are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are structurally sound;
                                1.8.2.3     To the Debtor's knowledge, there
                 is legal access to the Real Property via public roads or valid easements over private streets or private property for such ingress to and egress from the Real Property as is necessary for the conduct of the business of the Debtor;
                                1.8.2.4 All of the Real Property is serviced by all utilities as are necessary for the conduct of the Business and, to the Debtor's knowledge, there are no threatened curtailment or reduction of any such utilities;

                                1.8.2.5     To the Debtor's knowledge, there
                 are no developments affecting any of the Real Property pending or, threatened, which might interfere with any present or intended use of such property by the Debtor.
     1.9         Environmental Matters.  Except as disclosed on SCHEDULE 1.9:
          1.9.1 There is no Environmental Claim (as herein defined) pending, or to the best knowledge of the Debtor, threatened, against the Debtor or any Subsidiary or with respect to any of their respective properties or assets;
          1.9.2 There are no events or incidents caused by the Debtor or its Subsidiaries or to the knowledge of the Debtor caused by any other party, including, without limitation, the release, emission, discharge, storage, generation, treatment or disposal of any Hazardous Substance (as herein defined), that could form the basis of any valid Environmental Claim against the Debtor, or with respect to any of its properties or assets. To the knowledge of the Debtor, no property or facility now or previously owned or leased by the Debtor or any Subsidiary is listed or proposed for listing by a state or federal government, as a site requiring investigation or clean-up under any Environmental Law;
          1.9.3 The Debtor and each Subsidiary has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is, to the knowledge of the Debtor, listed or proposed for listing under CERCLA or any other similar Environmental Law, or which is, to the Debtor's knowledge, the subject of federal, state, local or foreign enforcement actions or other investigation which may lead to claims against the Debtor or any Subsidiary for clean-up costs, remedial work or damages to natural resources or for personal injury claims.
          1.9.4 There have been no written documents or reports regarding environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are known to or in the possession of the Debtor or any Subsidiary, and there have been no Orders, known to or in possession of the Debtor, in relation to any property or facility now or previously owned or leased by the Debtor or any Subsidiary which have not been delivered to the Osmonics prior to the date hereof.
          1.9.5 No Hazardous Substance has been generated, treated, stored, released, disposed or otherwise placed on or deposited by the Debtor in the Real Property or any real property previously owned, leased or used by the Debtor or any Subsidiary during or prior to the ownership, or during the lease or use, of such real property by the Debtor or any Subsidiary in an amount which would require cleanup or other remedial action under Environmental Laws.
          1.9.6 No above ground or underground tanks are or have ever been located under, in or about the Real Property or any real property previously owned, leased or used by the Debtor, which tanks were located on such real property during or prior to the ownership, lease or use of such real property by the Debtor.
          1.9.7 No Real Property or any real property previously owned, leased or used by the Debtor or any Subsidiary is listed or, to the best knowledge of the Debtor, is proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or any other similar Environmental Laws, and to the Debtor's knowledge, no real estate previously owned, leased or used by the Debtor is listed or proposed for listing on National Priorities List or any other similar Environmental Law.
          1.9.8 The following terms shall have the meanings set forth below:
                         1.9.8.1 "Environmental Claim" shall mean any notice alleging liability by the Debtor or any Subsidiary (including, without limitation, liability for investigatory costs, clean-up costs, monitoring costs, governmental response costs, natural resources damages, property damages, liability for nuisance or damage to property values, personal injuries or penalties) arising out of, based on or resulting from: (a) noncompliance with Environmental Laws by the Debtor, any Subsidiary, or by any of their respective Affiliates; their employees or agents, (b) the environmental condition of any real or personal property owned or leased by the Debtor or any Subsidiary, or (c) the release into the environment of any Hazardous Substance by the Debtor, any Subsidiary, any of their respective Affiliates, their employees or agents.
                      1.9.8.2     "Environmental Laws" shall mean all
                 applicable Laws, Orders or Permits relating to: (a) pollution or protection of the environment, including natural resources;
                 (b) exposure of any individual, including employees of the Debtor and the Subsidiaries, to any Hazardous Substance or other products, materials or chemicals; (c) protection of human health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; (d) regulation for the protection of the environment relating to the manufacture, use or introduction into commerce of substances, including, without limitation, use of or rights with respect to their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal; and (e) regulation generally of the use of the environment, including, without limitation, ambient air, surface water, ground water, and surface or subsurface strata. For purposes of this definition, the term "Environmental Laws" shall include, without limitation, the following statutes: (a) the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq.; (b) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; (c) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections
                 6901 et seq. ("RCRA"); (d) the Comprehensive
                 Environmental Response, Compensation and Liability Act of
                 1980, as amended, 42 U.S.C. Sections 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"); (e) the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; (f) the
                 Occupational Safety and Health Act, as amended, 29 U.S.C.
                 Section 651; (g) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 801 et seq. ("Right-to-Know-Act"); (h) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Sections 801 et seq.;
                 (i) the Safe Drinking Water Act, 42 U.S.C. Sections
                 3008 et seq.; and (j) all applicable United States, state, local and foreign laws, statutes, rules regulations, judgments, orders decrees, stipulations or charges for the protection of the environment.

                      1.9.8.3 "Hazardous Substance" shall mean: (a) any "hazardous substance" as defined in CERCLA, 42 U.S.C. Section 9601(14); (b) any "pollutant or contaminant" as defined in CERCLA, 42 U.S.C. Section 9601(33); (c) any "hazardous waste" as defined in RCRA, 42 U.S.C. Section 6903(5); (d) any asbestos, dioxins, polychlorinated biphenyls, uranium, radioactive isotopes and other nuclear by-products, toxic substances or petroleum products, by-products or derivatives;
                  (e) any substance, whether liquid, solid or gas that is recognized as presenting a significant risk or an adverse or harmful effect upon human health, upon animals or upon air, water, land, natural resources or any other aspects of the environment; and (f) any other substance classified as hazardous, dangerous or otherwise regulated under any Environmental Law.
                      1.9.8.4 "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint stock Debtor, trust, unincorporated organization, governmental or regulatory body or other entity.
          1.9.9 SCHEDULE 1.9 includes a list of (a) any Hazardous Substance which the Debtor or any Subsidiary produces or uses which is required to be listed and reported or disclosed by the Debtor to state or federal regulatory agencies under any applicable Environmental Law, and (b) any reporting or disclosure requirements, permits or registrations relating thereto, including the actual permit or registration number.
     1.10        Tangible Personal Property.
                 1.10.1          There is listed on SCHEDULE 1.10:
                      1.10.1.1 a description of each item of tangible personal property (the "Tangible Personal Property") owned by the Debtor or any Subsidiary having on the date hereof either an original cost in excess of $1,000.00 or not owned by the Debtor or any Subsidiary but in the possession of or used in the business of the Debtor or any Subsidiary and having rental payments therefor in excess of $100.00 per month or $1,200.00 per year;
                      1.10.1.2 a description of the owner of, and any agreement relating to the use of, each such item of Tangible Personal Property not owned by the Debtor or any Subsidiary; and
                      1.10.1.3 a list of all Tangible Personal Property not located on the business premises of the Debtor or any Subsidiary as of the date shown on SCHEDULE 1.10, including the location of such personal property by street address, the cost of such Tangible Personal Property, and the name of the entity which is in possession or control of such personal property.
                 1.10.2          Except as indicated in SCHEDULE 1.10:
                      1.10.2.1 except as provided in Section 1.10.1.2, the Debtor or the relevant Subsidiary, as the case may be, has sole and exclusive good and marketable title to each item of its Tangible Personal Property listed pursuant to Section
                 1.10.1 free and clear of all Liens, except for Liens, if any, for personal property taxes not due;
                      1.10.2.2    each item of Tangible Personal Property
                 listed on SCHEDULE 1.10 leased by the Debtor or any Subsidiary is in such condition as of the date hereof that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Debtor or the relevant Subsidiary and the owner or lessor thereof, the obligations of the Debtor or the relevant Subsidiary to such owner or lessor will be discharged;
                      1.10.2.3         the Tangible Personal Property listed in
                 SCHEDULE 1.10 taken as a whole is in good operating condition and repair, is fit for its intended purposes, is free of any defects, all of the machinery is utilized by the Debtor in its ordinary course of business, is adequate for existing levels of production, has been maintained in a reasonable commercial manner, and does not require any major repair or overhaul;
                      1.10.2.4 except as provided in Section 1.10.1.2, the Debtor or the relevant Subsidiary owns or otherwise has the right to use all of the Tangible Personal Property now used by it in the operation of the Business; and
                      1.10.2.5 the quantity of all inventory, including but not limited to work-in-process, raw materials, and finished goods inventory, wrapping, packaging materials and supplies and similar items of Debtor utilized in, related to or arising from, the Business, in each case wherever the same may be located (the "Inventory"), represented in the Financial Statements are correct as of the date of the respective Financial Statements. The Inventory is free from all material defects; the finished goods Inventory is saleable in the ordinary course of business without additional cost or expense; the values at which the Inventories held for sale in the normal course of business are shown in the Balance Sheet at the lower of cost or market; and, the amount of reserves on the Balance Sheet for Inventory that is excessive, defective, obsolete or otherwise unsaleable in the ordinary course of the Business is adequate.
     1.11        Intellectual Property.
                 1.11.1 For purposes of this Exhibit C, the term "Intellectual Property" means all intangible property rights of every kind and nature, owned, used or held for use by the Debtor or any Subsidiary.
                 1.11.2 SCHEDULE 1.11 or the Disclosure Statement contains a list of the following Intellectual Property Rights:
                      1.11.2.1    all inventions which are the subject of
                      issued letters patent or an application therefor;
                      1.11.2.2 all trade and service marks, logos, and slogans indicating which have been registered or for which an application for registration is pending;
                      1.11.2.3 all writings including but not limited to computer software for which a claim for copyright by the Debtor exists;
                      1.11.2.4 all manufacturing and testing processes, procedures, designs, specifications and formulae for the production or testing of any past, current, or proposed (to the extent they exist) Products;
                      1.11.2.5 all designs, specifications, blue prints and operating procedures and manuals for all equipment used in the manufacture and testing of past, current, or proposed
                 Products; and
                      1.11.2.6    all computer software used by the Debtor.

                 1.11.3 SCHEDULE 1.11 sets forth as to each such Intellectual Property Right, as applicable:
                      1.11.3.1    The nature of such Intellectual Property
                        Right;
                      1.11.3.2    The owner of such Intellectual Property
                        Right;
                      1.11.3.3 The jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers;
                      1.11.3.4    The date such Intellectual Property Right was
                        issued or registered;
                      1.11.3.5    The date any registration of such
                        Intellectual Property Right expires;
                      1.11.3.6    The location of any documents containing or
                        embodying such Intellectual Property Rights; and
                      1.11.3.7 Licenses, sublicenses and other agreements as to which the Debtor or any Subsidiary is a party and pursuant to which the Debtor, any Subsidiary or any other person is authorized to use any Intellectual Property Right, including the identity of all parties thereto, subject matter thereof, true and complete copies of which have been provided to the Osmonics.
          1.11.4 Except as set forth in SCHEDULE 1.11, or in the Disclosure Statement, the Debtor or a Subsidiary, as the case may be, is the sole and exclusive owner of, with all right, title and interest in and to, the Intellectual Property Rights (free and clear of any Lien) and has sole and exclusive rights (without being contractually obligated to pay any compensation to any third party in respect thereof) for the use thereof or the covered thereby in connection with the services or products in respect of which they are being used and the consummation of the Acquisition will not have an adverse effect on the Debtor's right to use such Intellectual Property Rights and the Debtor has not sold, conveyed, licensed or otherwise granted any interest in the Intellectual Property Rights.
          1.11.5 Except as set forth in SCHEDULE 1.11, or in the Disclosure Statement, (i) none of the Intellectual Property Rights that are owned by the Debtor or used by the Debtor unlawfully infringe upon the intellectual property rights of any other person or entity and (ii) except as set forth in the Disclosure Statement, neither the Debtor nor any Subsidiary, has been sued or charged with or been a defendant in any claim, suit, action or proceeding relating to its business and which involves a claim of infringement of any intellectual property rights. Except as set forth in SCHEDULE 1.11, or in the Disclosure Statement, there are no claims of infringements of intellectual property rights made by the Debtor or any Subsidiary and to the Debtor's knowledge, there are no infringements by any other person of any Intellectual Property Rights. Except as set forth in SCHEDULE 1.11, or in the Disclosure Statement, no Intellectual Property Right is subject to any outstanding Order or agreement restricting the use thereof by the Debtor or any Subsidiary or restricting the licensing thereof by the Debtor or any Subsidiary to any person. Except as set forth in SCHEDULE 1.11, or in the Disclosure Statement, normal and customary implied warranties under the Uniform Commercial Code, or normal and customary warranties contained in purchase orders, neither the Debtor nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark, trade secret or copyright, which agreement is currently in effect or has not expired or terminated, except as provided in customer purchase contracts entered into the ordinary course of business.
          1.11.6 Except as set forth in SCHEDULE 1.11, and except for issued patents, trademarks copyrights, none of the Intellectual Property Rights of the Debtor or any Subsidiary, the value of which to the Debtor or such Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Debtor or any Subsidiary to any person other than to employees, representatives and agents of the Debtor or the Subsidiaries, the Osmonics and its representatives, technical consultants, and parts and suppliers in the normal course of the Debtor's business, all of whom are subject to enforceable confidentiality agreements with the Debtor or the relevant Subsidiary. The Debtor has taken reasonable efforts consistent with the operation of its business to protect the confidentiality of its Intellectual Property Rights and has informed its officers, directors and employees of the Debtor's intention to protect the confidentiality of the Debtor's Intellectual Property Rights consistent with the operation of its business.
          1.11.7 SCHEDULE 1.11 is a true and complete list of all employees of the Debtor or any Subsidiary indicating which employees have not executed confidentiality agreements for the benefit of the Debtor and its Subsidiaries;
          1.11.8 All confidentiality agreements executed by employees or other persons or entities, are enforceable by the Debtor and its Subsidiaries, except to the extent limited by legal and equitable limitations on the availability of specific performance and other forms of relief. The Debtor has provided the Osmonics with copies of all such confidentiality agreements.
          1.11.9 Except as set forth in SCHEDULE 1.11, the Debtor's computer systems are fully operational and, the Debtor believes, perform according to their specifications and all computer software programs ("Software") used in the Business are functional on the applicable Debtor's computers or adequate to do the business. Except as identified in SCHEDULE 1.11, the Debtor's computer systems include adequate manuals for the operation of all of the Debtor's computer equipment and computer programs. Except as identified in SCHEDULE 1.11, the Debtor either owns all rights in all Software used by it or has a valid and enforceable license (copies of which have been provided to the Osmonics) to use such software and, no such Software is being used in violation of any terms of such license. The consummation of the transactions contemplated hereby will not require any consent or payment of fees in order for the Debtor to continue to use the Software after the Acquisition.
          1.11.10 Except as disclosed in SCHEDULE 1.11, the Debtor's Products sold during the prior two (2) years are listed in its catalog, which is distributed to its customers in the ordinary course of its business. A copy of the Debtor's current catalog, product bulletins, product data sheets, brochures and other literature (collectively, the "Literature") pertaining to the Debtor's Products has been furnished to the Osmonics. Except as disclosed in SCHEDULE 1.11, all artwork and photos necessary to reproduce the Literature is owned by the Debtor, is available and located on the Real Property. Except as disclosed in SCHEDULE 1.11, none of the Literature contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.
          1.11.11 SCHEDULE 1.11 includes a description of each and every "web site" or other electronic interface with other parties which is owned, used or maintained by the Debtor.
         0.0. SCHEDULE 1.12 sets forth all licenses, franchises, permits, governmental authorizations ("Permits") held or used by the Debtor or any Subsidiary. Except as indicated on SCHEDULE 1.12, the specified Permits held or used by the Debtor are valid, and the Debtor has not received any notice that any governmental authority or other party intends to cancel, terminate or not renew any such Permit and the Debtor has provided the Osmonics with a true and complete copy of all documents relating to the Permits. Without taking into account the effect of the application of the U.S. Bankruptcy Court, the Permits consist of all such Permits required to conduct the Business of the Debtor and each Subsidiary as presently conducted and all Permits are in full force and effect. Except as set forth in SCHEDULE 1.12, the completion of the transactions contemplated by this Agreement will not adversely affect the continued effectiveness of any such Permits. There have not been any actions or other judicial or adversary proceedings involving the Debtor concerning any such Permits, nor to the knowledge of the Debtor, is any such action or proceeding threatened nor is the Debtor aware of any facts or circumstances which may reasonably be expected to give rise to such an action or proceeding. Except as disclosed in SCHEDULE 1.12, none of the Permits will be terminated or be required to be renewed or a fee paid or any consent or notice given as a result of the Acquisition in order for those Permits to remain in effect after the Acquisition.
     1.12 No Undisclosed Liability. Except as otherwise specifically set forth in SCHEDULE 1.13, there are no liabilities of the Debtor or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances, known to the Debtor, which could reasonably be expected to result in such a liability including but not limited to any liability for product warranty expense covered by the Debtor's warranty policies, if any, other than:
          1.12.1 liabilities disclosed or provided for in the Balance Sheet or in the notes to the Financial Statements, including liability for product warranty expense or sales covered by the Debtor's warranty policy;
          1.12.2 liabilities and expenses incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date other than costs and expenses incurred in connection with the Pall litigation and the bankruptcy proceedings, which individually or in the aggregate are not materially different in character and do not exceed the amount of the liabilities reflected on the Financial Statements of the Debtor by more than five percent (5%);
          1.12.3 liabilities represented by proofs of claim filed with the U.S. Bankruptcy Court, copies of which the Debtor has provided to the Osmonics;
          1.12.4 any liabilities of the Debtor for breach of the representations contained herein.
     1.13 Litigation. Except as set forth in SCHEDULE 1.14 or the Disclosure Statement, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Debtor, threatened against or affecting, the Debtor or any Subsidiary or any of their properties before any court or arbitrator or any governmental body, agency or official.
     1.14        Taxes.
                 1.14.1          Except as set forth in SCHEDULE 1.15:
                      1.14.1.1 the Debtor and each Subsidiary has timely filed, and prior to the Effective Date, will timely file all returns, declarations and reports and information returns and statements required to be filed prior to the Effective Date relating to any Taxes (as defined below) (collectively, the "Returns");
                      1.14.1.2    as of the time of filing, the Returns:
                                  (1)         correctly reflected (and, as
                                  to any Returns not filed as of the date
                                  hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Debtor and any other information required to be shown therein;
                                       (2)         constitute (and, as to any
                                  Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and
                                       (3)         accurately set forth all
                                  items (to the extent required to be included or reflected in the Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;
                      1.14.1.3 the Debtor and each Subsidiary has timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed;
                      1.14.1.4 the Debtor and each Subsidiary has made or will make provision for all Taxes payable for any periods that end before the Effective Date for which no Returns have yet been filed and for any periods that begin before the Effective Date and end after the Effective Date to the extent such Taxes are attributable to the portion of any such period ending at the Effective Date;
                      1.14.1.5 the charges, accruals and reserves for Taxes reflected on the Financial Statements are adequate to cover the Tax liabilities accruing or payable by the Debtor and the Subsidiaries in respect of periods prior to the date hereof;
                      1.14.1.6 neither the Debtor nor any Subsidiary is delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent or will not be filed or sent;
                      1.14.1.7 no unpaid deficiency for any Taxes has been proposed, asserted or assessed against the Debtor or any Subsidiary or any member of any affiliated or combined group of which the Debtor or any Subsidiary is or has been a member for which either the Debtor or any Subsidiary could be liable;
                      1.14.1.8 neither the Debtor nor any Subsidiary has granted any extension of the limitation period applicable to any Tax claims and has not waived any such limitation period;
                      1.14.1.9    neither the Debtor nor any Subsidiary is a
                        party to any tax sharing agreement with any corporation; and
                      1.14.1.10   neither the Debtor nor any Subsidiary has
                        made any election under Section 341(f) of the Code.
          1.14.2 "Tax" (and with the corresponding meaning "Taxes" and "Taxable") shall include (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.
     1.15        Contracts.

          1.15.1 Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in SCHEDULE 1.16, or the Disclosure Statement, or any other schedule to this Exhibit A, copies of which have been provided to the Osmonics, (which Schedule has been updated to a date which is within five (5) business days prior to the date of the Disclosure Statement is submitted to the Bankruptcy Court), the Debtor and each Subsidiary is not a party to or subject to:
                      1.15.1.1 any lease providing for annual rentals of $2,500.00 or more or any lease arrangements not in the ordinary course of business;
                      1.15.1.2 any contract for the purchase of materials, supplies, goods, services, equipment or other-assets providing for (a) annual payments by the Debtor or any Subsidiary of $3,000.00 or more, or (b) payments of $10,000.00 or more in the aggregate over the term of any contract; provided, however, the list of purchase orders entered into in the ordinary course of business contained in SCHEDULE 1.16 may be updated to a date which is thirty (30) days prior to the date of the Joint Plan;
                      1.15.1.3 any agency, representative, dealer, sales, distribution or other similar agreement providing for the sale by the Debtor of materials, supplies, goods, services, equipment or other assets (said SCHEDULE 1.16 shall include the (a) names of the parties to each such agreement, (b) whether or not it is an exclusive agreement, and (c) the term of each such agreement);
                      1.15.1.4 any partnership, joint venture, or other similar contract arrangement or agreement;
                      1.15.1.5 any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $2,000.00 individually or $10,000.00 in the aggregate;
                      1.15.1.6 any license agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Debtor or any Subsidiary;
                      1.15.1.7 any contract or other document that substantially limits the freedom of the Debtor or any Subsidiary to compete in any line of business or with any person or in any area or which would so limit the freedom of the Debtor or any Subsidiary after the Effective Date, excluding agreements disclosed on SCHEDULE 1.16, or the Disclosure Statement;
                      1.15.1.8 employment, severance, deferred compensation, noncompetition and nondisclosure agreements not otherwise disclosed in a schedule to this Agreement;
                      1.15.1.9    foreign exchange, hedging or similar
                 contracts; or
                      1.15.1.10 any other contract or commitment not made in the ordinary course of business which is individually or in the aggregate material to the Debtor or any Subsidiary.
          1.15.2 Except as disclosed in SCHEDULE 1.16, or the Disclosure Statement, all agreements, contracts, plans, leases, arrangements and commitments disclosed pursuant to Section 1.16 (the "Contracts") are valid and binding agreements of the parties thereto, are in full force and effect, and neither the Debtor or any Subsidiary or, to the knowledge of the Debtor, any other party thereto is in default under the material terms of any such Contract.

     1.16 Insurance Coverage. SCHEDULE 1.17 contains a list of all insurance policies and fidelity bonds (the "Policies") covering the assets, business, equipment, properties, operations, employees, officers and directors of the Debtor or the Subsidiary, and the Debtor has made available true and complete copies of such Polices to the Osmonics. Except as set forth on
SCHEDULE 1.17, there is no claim by the Debtor or any Subsidiary pending under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. All premiums payable under all such Policies have been paid and the Debtor and each Subsidiary is otherwise in
full compliance with the terms and conditions of all such Policies.    Except
as set forth on SCHEDULE 1.17, the Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect at all times during the five (5) year period ending on the date hereof and remain in full force and effect. Other than as set forth in SCHEDULE 1.17, the Debtor does not know of any threatened termination of, or premium increase with respect to, any of such Policies. SCHEDULE 1.17 also sets forth a list of all claims or payments in excess of $1,000.00 made under all Policies during the three (3) year period ending on the date hereof. The Policies are of the type and in amounts required by applicable law or agreement to be carried by the Debtor and its Subsidiaries.
     1.17 Compliance with Laws. Except as specifically described in SCHEDULES 1.9, 1.15, OR 1.20, the conduct of Debtor's business, the Debtor's assets and their ownership, use, condition and maintenance by the Debtor or any Subsidiary, and the Products and their production and sale has not violated and does not violate any and complies with all Laws, Orders, or/and Permits or other similar items, including, but not limited to, any of the foregoing pertaining to
(a) the Real Property, or (b) relating to employment matters, discrimination, payment of wages, employment practices, terms and conditions of employment, hours, immigration, discrimination, child labor, occupational health and safety, collective bargaining and the payment and withholding of Taxes and other sums required by governmental authorities, or (c) to the best of the Debtor's knowledge, zoning, or (d) city planning, or (e) Environmental Laws (as defined in Section 1.9), including but not limited to all the requirements of the Right-to-Know Act (including requirements for employee training meetings up-to-date employee manual references including Material Safety Data Handling sheets for all products requiring such sheets and copies of evidence thereof and all MSDH sheets have been provided to the Osmonics), or (f) foreign corrupt practices or money laundering.
     1.18 Employment Matters. Except as set forth in SCHEDULES 1.13, 1.14, 1.16, 1.19, OR 1.20,:
          1.18.1 the Debtor has paid in full, or fully accrued for in the Financial Statements, all wages, salaries, commissions, bonuses, severance payments, vacation payments, holiday pay, sick pay, pay in lieu of compensatory time and other compensation due or to become due to all current employees of the Debtor for all services performed by any of them as of the date of each such Financial Statement;
          1.18.2 there have not been and there are no labor strikes, disputes, slowdowns, sympathy strikes, lockouts or other forms of work stoppage pending or, to the Debtor's knowledge, threatened against or involving the Debtor or Subsidiary and there have not been and there are no recognitional picketing at any of the Debtor's locations;
          1.18.3 no collective bargaining agreement is currently being negotiated by the Debtor;


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


          1.18.4 during the five (5) year period ending on the date of the filing of the Joint Plan, to the knowledge of the Debtor, there have been no attempts to organize any of the Debtor's employees; and
          1.18.5 no key employee of the Debtor has informed the Debtor that he or she is considering terminating his or her employment, and the Debtor has no information to believe that such action may be considered.
     1.19        ERISA.
          1.19.1 The Disclosure Statement lists all employee welfare benefit plans and all employee pension benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Debtor or any Subsidiary, and no trust funds are so maintained in connection with any employee welfare benefit plan. The Debtor has delivered or made available to the Osmonics a true, correct and complete copy of each employee benefit plan identified in the Disclosure Statement. As to each such employee benefit plan that is funded, the Debtor has delivered or made available to the Osmonics a true, correct and complete copy of the most recent annual financial report with respect to such plan, and any subsequent interim report. Each such financial report and interim report is an accurate description of the financial status of the subject employee benefit plan, and there have been no adverse changes in the financial status of any such employee benefit plan since the date of the most recent report provided with respect thereto.
          1.19.2 SCHEDULE 1.20 specifically identifies each employee benefit plan which is represented to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to each employee benefit plan so identified, the following are true: (i) the plan, in form and operation, currently satisfies, and for all years subsequent to the establishment of, such plan has satisfied, the qualification requirements of
Section 401(a) or 403(a) of the Code, as applicable; and (ii) except as identified on SCHEDULE 1.20, the Internal Revenue Service (the "IRS") has issued a favorable letter of determination with respect to the plan as amended to date, and all amendments required by the Code to be adopted prior to the Effective Time as a condition of retention of such qualified status as of the date hereof have been or will be adopted within time limits required to maintain such status. Each plan is and has been operating in compliance with all amendments required by the Tax Reform Act of 1986 and subsequent legislation and regulations. The Debtor has delivered or will deliver a true, correct and complete copy of all letters of determination with respect to all such plans as amended to date.
          1.19.3 Except as set forth in the Disclosure Statement, the Debtor and each Subsidiary does not maintain or contribute to, nor, has it at any time maintained or contributed to, any employee benefit plan which is subject to Title IV of ERISA. Except as set forth in SCHEDULE 1.20 or in the Financial Statements, all contributions payable to any employee benefit plan for any plan year ending prior to the date hereof have been paid in full on a timely basis and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) has been incurred, all contributions payable to any employee benefit plan for any plan year including the Effective Time have been paid or accrued on the Financial Statements, and the present value of all benefits (vested and non-vested) payable under the plans is less than or equal to the present value of all of the assets of such plan.
          1.19.4 The Debtor and each Subsidiary has not engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to enter into, any transaction which could result in imposition upon either the Debtor or any Subsidiary or Osmonics


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

of any excise tax under Sections 4971 through 4980B, inclusive, and Section 5000 of the Code or civil liability under Section 502(i) or 502(l) of ERISA or otherwise incurred a liability for any excise tax, other than excise taxes which have heretofore been paid or have been accrued, and, in either case are fully reflected in the Debtor's Balance Sheet.
          1.19.5 Except as set forth in SCHEDULE 1.20, the Debtor and each Subsidiary has (i) filed or will cause to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required to be filed prior to the Effective Time with any governmental agency, federal, state and local (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and SEC) with respect to each employee benefit plan sponsored or maintained by the Debtor or any Subsidiary, and the Debtor delivered or made available to the Osmonics all records with respect to such plans as are required for their proper administration and proper continued reporting and disclosure; (ii) timely complied with all applicable participant disclosure requirements of ERISA; and
(iii) has maintained in full force and effect any bond required under ERISA in connection with such plans.
          1.19.6 The Debtor and each Subsidiary is not and has never been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), involving any other entity, except as reflected in the Financial Statements.
          1.19.7 Except as described in SCHEDULE 1.20, there are no "leased employees" (as defined in Section 414(n) of the Code) who performed services for the Debtor or any Subsidiary, nor are there any persons who are anticipated to become leased employees with the passage of time.
          1.19.8 Except as described on SCHEDULE 1.20, the Debtor and the each Subsidiary does not maintain any employee benefit plan providing benefits to former employees.
          1.19.9 The Debtor has complied in all respects with the "COBRA" requirements of Section 4980B of the Code.
          1.19.10 There are no actions, suits or claims pending or, to the best knowledge of the Debtor, threatened with respect to any plan listed on
SCHEDULE 1.20 other than routine claims for benefits.
     1.20 Products. Except as set forth in SCHEDULE 1.21, each of the products produced or sold by the Debtor is, and at all relevant times has been, fit for the ordinary purposes for which such product is intended to be used and conforms to any warranties made on the container or label or literature for such products or in connection with its sale. There is no material design defect with respect to any of the products of the Debtor, and each of such products contains adequate warnings and labels in accordance with applicable Laws and current industry practice. Except as disclosed on SCHEDULE 1.10, the current inventory of all finished products conforms with published and internal performance specifications for such products.
     1.21        Customers and Suppliers.
          1.21.1 The Debtor is not engaged in any material disputes with their respective customers or suppliers, including claims for product warranty. To the knowledge of the Debtor, no such customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements with the Debtor.
          1.21.2 Except as set forth in SCHEDULE 1.22, at no time during the five (5) fiscal years of the Debtor prior to the date of filing the Joint Plan have the sales, manufacturing or other business operations of the Debtor or any Subsidiary been adversely affected by shortages or unavailability of products or raw materials necessary to sell or manufacture the products presently sold by the Debtor.
     1.22        Indebtedness to and from Officers, Directors and Shareholders.
Except as set forth on SCHEDULE 1.23, the Debtor is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of any of the foregoing or any affiliate of any such person in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses incurred in the ordinary course of business, nor is any such officer, director, shareholder or affiliate indebted to the Debtor except for advances made to employees of the Debtor in the ordinary course of business consistent with past practice to meet reimbursable business expenses anticipated to be incurred by such obligor.
     1.23        Banking Facilities.  SCHEDULE 1.24 contains a true and
complete list of:
          1.23.1 each bank, savings and loan, trust Debtor or similar financial institution in which the Debtor has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Debtor thereat; and
          1.23.2 the names of all persons authorized to draw on each such account, to sign checks on each account, to have access to any such safety deposit box facility or to authorize borrowings by the Debtor from a financial institution, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.
          1.23.3 Vendor Certificate. The Debtor will deliver to Osmonics a certificate from each vendor of the Debtor and requested by the Osmonics at least twenty (20) business days prior to the Effective Time, which vendor certificate shall be substantially in the form attached hereto as
SCHEDULE 1.24.
          1.23.4          Section 1445 Certificate.    The Debtor will deliver
to Osmonics a certificate from Debtor pursuant to Treasury Regs. Section 1.897-2(h) and Section 1.1445-2(e)(3), and attached hereto as SCHEDULE 1.24 to the effect that no share of Debtor Stock is a "U.S. Real Property Interest" as defined in Section 1445 of the United States Internal Revenue Code (the "Code").



                                       17